UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑Definitive Proxy Statement

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◻Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EVGO INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVGO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of EVgo Inc., a Delaware corporation (“EVgo” or the “Company”). The Annual Meeting will be held on Wednesday, May 18, 2022, at 9:00 a.m. Pacific Time, as a virtual meeting at www.virtualshareholdermeeting.com/EVGO2022, for the following purposes:

1.	To elect the three nominees for Class I director named herein to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	To ratify the selection by EVgo’s audit committee (“Audit Committee”) of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ended December 31, 2022.
3.	To conduct any other business properly brought before the meeting.

The Annual Meeting will be conducted in a virtual format to assist in protecting the health and well-being of EVgo’s stockholders and employees and to provide stockholders with access to the meeting regardless of geographic location. Stockholders will not be able to attend the Annual Meeting in person; however, stockholders will be able to participate, vote electronically and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/EVGO2022.

The Company is using the “Notice and Access” method of providing proxy materials to you via the Internet. On or about April 8, 2022, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

All stockholders are cordially invited to attend the Annual Meeting virtually and urged to submit their proxy or voting instructions as promptly as possible to ensure their representation and the presence of a quorum at the same. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares through EVgo’s virtual platform, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

/s/ Francine Sullivan
Francine Sullivan
Chief Legal Officer and General Counsel
April 8, 2022
Los Angeles, CA

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 18, 2022.

The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Notice are available at www.proxyvote.com.

EVGO INC.

i

ii

EVGO INC.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

EVgo has sent you these proxy materials because its Board of Directors (the “Board”) is soliciting your proxy to vote at the Company’s annual meeting of stockholders (“Annual Meeting”) on May 18, 2022, 9:00 a.m. Pacific Time, and any adjournments or postponements thereof. EVgo intends to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the Annual Meeting on or about April 8, 2022.

Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement (“Proxy Statement”) to the “Company” or “EVgo,” and similar terms refer to EVgo Inc. (f/k/a Climate Change Crisis Real Impact I Acquisition Corporation or “CRIS”) and its consolidated subsidiaries. References to “CRIS” refer to EVgo’s predecessor company prior to the consummation of the transaction (the “Business Combination”) pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (“Holdco”), EVGO OPCO, LLC, a Delaware limited liability company (“OpCo”) and CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Thunder Sub”). The Business Combination closed (the “Closing”) on July 1, 2021 (the “Closing Date”).

How do I attend the Annual Meeting?

To participate in the Annual Meeting, you must access the virtual meeting at www.virtualshareholdermeeting.com/EVGO2022 and use the control number provided with your proxy materials. EVgo’s virtual meeting platform, which will be provided by Broadridge Financial Solutions, allows all participating stockholders to submit questions during the Annual Meeting. In addition, it also allows stockholders to vote on proposals online. EVgo believes that the virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate, as stockholders would have at a physical annual meeting.

More information regarding the question-and-answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted at www.virtualshareholdermeeting.com/EVGO2022 during the meeting.

EVgo encourages you to access the Annual Meeting before it begins. If you have difficulty accessing the Annual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/EVGO2022.

Who is paying for this proxy solicitation?

EVgo will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. EVgo may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on March 23, 2022 (the “Record Date”) are entitled to receive notice of, to attend and participate, and to vote at the Annual Meeting. At the close of business on the Record Date, there were 68,739,538 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 195,800,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) outstanding. Holders of EVgo’s Class A Common Stock are entitled to one vote for each share held as of the above Record Date. Holders of EVgo’s Class B Common Stock are entitled to one vote for each share held as of the above Record Date. Holders of EVgo’s Class A Common Stock and holders of EVgo’s Class B Common Stock will vote together as a single class on all matters described in this Proxy Statement. There is no cumulative voting.

How do I vote?

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder attends the virtual meeting or is represented by proxy. EVgo urges any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance. Stockholders may complete their proxies and authorize their votes by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-579-1639. Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote their shares.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.

How are votes counted?

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions.

What if I do not provide specific voting instructions?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows: (1) “For” each of the nominees listed in Proposal No. 1, (2) “For” the ratification of the independent registered public accounting firm in Proposal No. 2, and (3) in accordance with the discretion of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your bank, broker or other nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

If you do not furnish voting instructions to your bank, broker or other nominee, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. Proposal No. 2 is considered a “routine” proposal for this purpose. All other proposals are considered “non-routine,” and your broker will not have discretion to vote on these proposals.

What are broker non-votes?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares with respect to such matters. These unvoted shares are considered “broker non-votes” with respect to such matters.

Why did I receive a Notice Regarding the Availability of Proxy Materials on the Internet?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), the Company may provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice to some of its stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice will also tell you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.

What should I do if I get more than one proxy or voting instruction card?

Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials or one Notice for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to the Annual Meeting to ensure that all of your shares are voted and counted.

How many votes are needed to approve each proposal?

Proposal No. 1 – The election of directors requires a plurality vote of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Only votes “For” will affect the outcome, and any shares not voted “For” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Proposal No. 2 – The ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum.

On the Record Date, there were 264,539,538 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 132,269,770 shares of Common Stock must be present in person or represented by proxy at the Annual Meeting to have a quorum. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares of Common Stock present at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

Can I change my vote after submitting my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation or a properly executed proxy bearing a later date to the attention of EVgo’s Corporate Secretary at 11835 W. Olympic Blvd., Ste. 900E, Los Angeles, CA 90064.

You may also revoke your proxy by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attending the virtual meeting and voting your shares while logged in and participating in the live webcast.

Beneficial owners of shares held in street name must follow their bank, broker or other nominee’s instructions to revoke their proxies or vote at the Annual Meeting and, for both stockholders of record and beneficial owners of shares held in street name, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote online at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that EVgo expects to file within four business days after the Annual Meeting. If final voting results are not available to EVgo in time to file a Form 8-K within four business days after the Annual Meeting, EVgo intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to the Company, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

This Proxy Statement, EVgo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Notice are available, or will be made available when published, at www.proxyvote.com.

Where can I find the stockholder list?

A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the Annual Meeting during ordinary business hours at the Company’s principal offices located at 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064. The list will also be available electronically at www.virtualshareholdermeeting.com/EVGO2022  during the Annual Meeting.

Who can I contact if I have questions concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting or wish to obtain directions on how to join the virtual Annual Meeting, please call or email EVgo’s Investor Relations Department at (310) 954-2943 or investors@evgo.com.

PROPOSAL NO. 1 − ELECTION OF DIRECTORS

The Board is classified into three classes, with staggered three-year terms, designated as Class I, Class II and Class III. Vacancies on the Board may be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

The Board presently has nine members. There are two Class I directors whose term of office expires in 2022 and have been nominated for election at the Annual Meeting. As previously disclosed, Elizabeth Comstock informed the Board of her intent to not stand for election at the Annual Meeting, and Badar Khan has been nominated for election at the Annual Meeting as the third Class I director. Mr. Khan’s nomination was recommended by Russell Reynolds, an executive search firm engaged by the Company in 2022 to identify potential candidates to fill Ms. Comstock’s vacancy.  The terms of office of directors in Class II and Class III expire at EVgo’s annual meeting of stockholders to be held in 2023 and 2024, respectively. At the recommendation of EVgo’s nominating and governance committee (“Nominating and Governance Committee”), the Board proposes that each of the three Class I nominees named below, each of whom is currently serving as a director in Class I, be elected as a Class I director for a three-year term expiring at the 2025 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Class I Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting

The nominees and their ages, occupations and lengths of service on the Board are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Badar Khan	51	President, National Grid US	N/A
Joseph Esteves	61	Director	July 2021
John King	56	Director	July 2021

Badar Khan. Badar Khan joined National Grid in April 2017 and currently serves as President at National Grid US since November 2019, where he leads the company’s core domestic business operations. In this role, Mr. Khan oversees the provision of electricity, natural gas and clean energy solutions to over 20 million people across Massachusetts, New York and Rhode Island. From April 2017 to November 2019, he was the President of National Grid Ventures, a global portfolio of large-scale competitive energy projects – including electricity interconnectors, onshore wind and solar generation, competitive electricity transmission, and LNG storage – and oversaw the creation of National Grid Partners, the company’s venture capital and innovation arm. Mr. Khan previously worked at Centrica plc for 14 years in the UK and US, including from 2013 to 2017 as Chief Executive Officer of Direct Energy, the North American subsidiary that provides electricity, natural gas and home services. Prior to that, he was an officer of a start-up private retail energy company in the US and has also worked in management consulting with Deloitte Consulting. Mr. Khan has served on the board of directors of CRH plc since October 2021. He has a degree in engineering from Brunel University in London and an MBA from the Wharton School of the University of Pennsylvania. With more than 25 years of experience in the energy sector, EVgo believes Mr. Khan is well suited to serve on the Board.

Joseph Esteves. Joseph Esteves has served on the Board since July 2021. Previously, Mr. Esteves served on the board of Holdings, a position he held since LS Power Equity Partners IV, L.P.’s (“LS Power”) acquisition of EVgo in January 2020. Mr. Esteves currently serves as the Chief Financial Officer of LS Power, a position he has held since 2008. Mr. Esteves is also the Co-Head of LS Power’s Private Equity business. In addition, he is also a member of LS Power’s Management Committee and Investment Committee and is responsible for LS Power’s financing activity, which includes over $46 billion in debt and equity capital raised since 2005. Mr. Esteves joined LS Power in 2004. Prior to joining LS Power, Mr. Esteves served as Executive Vice President at Comverge, Inc., a power technology firm serving electric utilities, from 2001 to 2004. Previously, he spent fifteen years with major investment banking firms focused on the Energy and Power industries. Those roles included Managing Director and Region Head Project Finance at UBS; Vice President, Structured Finance at Goldman Sachs & Co. and Vice President, Corporate Finance at Salomon Brothers Inc. Mr. Esteves received an M.B.A. from the Wharton School and a B.EE from the Cooper Union. EVgo believes Mr. Esteves’s financial expertise and experience in the electric power and finance industries make him well suited to serve on the Board.

John King. John King has served on the Board since July 2021. Mr. King currently serves as Executive Vice President and on the Investment Committee at LS Power. In his current capacity Mr. King oversees LS Power’s Western business activities and battery energy storage business efforts. Mr. King joined LS Power in March 2006. Upon joining LS Power, he established LS Power’s solar power business, developing some of the earliest utility scale solar projects completed in the U.S. He also previously held oversight responsibility for LS Power’s portfolio of operating power plants from January 2013 to October 2017. Prior to joining LS Power, he worked at Calpine Corporation from 1994 to 2005 in various positions, including as a Senior Vice President with responsibilities for Calpine’s business development in the Western United States and International business activities. Mr. King previously served as a board member of the Calpine Power Income Fund, an unincorporated open ended, limited purpose trust. Mr. King received a B.S.C. from Santa Clara University and an M.B.A. from California State University, Hayward. EVgo believes Mr. King’s extensive experience in the power generation and renewable energy sectors makes him well suited to serve on the Board.

Vote Required for Approval

Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies cannot be voted for more than one person. Each nominee nominated by the Board to serve as Class I director must receive the most “For” votes (among votes properly cast online during the meeting or by proxy) of nominees for the vacancies in such director class in order to be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “For” the election of the nominees named below. Only votes “For” will affect the outcome.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE
CLASS I DIRECTOR NOMINEES

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and lengths of service on the Board are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Class II Directors
Kate Brandt(3)	37	Director	July 2021
Darpan Kapadia	49	Director	July 2021
Rodney Slater(1)(2)(3)	67	Director	July 2021

Class III Directors
Cathy Zoi	60	Chief Executive Officer and Director	July 2021
David Nanus(2)	47	Director	July 2021
Katherine Motlagh(1)(2)(3)	48	Director	April 2022

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Cathy Zoi. Cathy Zoi has served as EVgo’s Chief Executive Officer and as a director since July 2021. Prior to the Closing of the Business Combination, she served as the Chief Executive Officer of Holdco, beginning in November 2017, and as a member of the board of Holdings, beginning in January 2020. Ms. Zoi has led EVgo’s growth and its establishment as the preeminent public fast charging network in the U.S. Ms. Zoi came to EVgo as a distinguished executive with decades of experience in the clean energy, investing and policy communities.

She has held numerous Chief Executive Officer and senior executive positions in the energy industry, government, academia and non-profit sectors. She is a co-founder of Odyssey Energy, a distributed generation software company, and served as its President from June 2016 to November 2017. Ms. Zoi continues to serve as chairman of Odyssey Energy, a position she has held since November 2017. She was founding Chief Executive Officer of Frontier Power, a rural electrification company incubated by SunEdison, and served in that position from June 2015 to June 2016. Prior to that, Ms. Zoi was an energy investor at Silver Lake from 2011 to 2013 and Bayard Capital from 2003 to 2006. She has also served on the board of directors of Ice Energy, SES and Pacific Solar, and was a management consultant at ICF and Next Energy. She served in the Obama Administration as Assistant Secretary and Acting Under Secretary at the Department of Energy, where she oversaw more than $30 billion in energy investments. Ms. Zoi was also the founding Chief Executive Officer of both the Alliance for Climate Protection, established and chaired by U.S. Vice President Al Gore, and the Sustainable Energy Development Authority, a $50 million fund to commercialize clean energy technologies in Australia. In the early 1990s, Ms. Zoi was Chief of Staff for Environmental Policy in the Clinton White House, and she pioneered the Energy Star program while at the EPA. Ms. Zoi was also an adjunct professor and Precourt Energy Scholar at Stanford University, where she taught and did research between 2012 and 2017. Ms. Zoi has a B.S. in Geology from Duke University and an M.S. in Engineering from Dartmouth.

EVgo believes that Ms. Zoi is qualified to serve as a director because of her operational and historical expertise gained from serving as EVgo’s Chief Executive Officer and her extensive professional and educational experience in the energy industry.

Kate Brandt. Kate Brandt has served on the Board since July 2021. Ms. Brandt serves as Google’s Sustainability Officer, a position which she has held since May 2018, and leads sustainability across Google’s worldwide operations, products and supply chain. In this role, she coordinates with Google’s data centers, real estate, supply chain, and product teams to ensure Google is capitalizing on opportunities to strategically advance sustainability. Before serving as Sustainability Officer, she worked as the Lead for Sustainability at Google from July 2015 to May 2018. Previously Ms. Brandt served as the United States’ first federal Chief Sustainability Officer from May 2014 to July 2015. In that capacity, she was responsible for promoting sustainability across federal government operations including 360,000 buildings, 650,000 vehicles, and $445 billion annually in purchased goods and services. Prior to that, Ms. Brandt held senior roles at the Departments of Energy and Defense. She received an A.B., with honors, from Brown University and an M.Phil. in International Relations from the University of Cambridge, where she was a Gates Cambridge Scholar. She serves on the boards of BSR, The Institute at Brown for Environment and Society, The Roosevelt Institute, and the Corporate Eco Forum. Ms. Brandt serves as a Strategic Advisor to LS Power and was being nominated to the Board in connection therewith. EVgo believes Ms. Brandt’s experience in sustainability initiatives in both the private and public sectors makes her well suited to serve on the Board.

Darpan Kapadia. Darpan Kapadia has served on the Board since July 2021. Mr. Kapadia currently serves as the Chief Operating Officer of LS Power, a position he has held since May 2017, and is a member of the firm’s Management Committee and Investment Committee, overseeing one of the largest private power generation, transmission and energy infrastructure companies in the United States. Prior to his appointment as Chief Operating Officer of LS Power, Mr. Kapadia was Head of Strategy from December 2009 to May 2017. He is also a member of the investment committees of Edge Principal Advisors and Marmora Capital, two affiliated companies that invest across real estate and other alternative asset classes. Prior to joining LS Power in 2004, Mr. Kapadia was a Vice President at Goldman, Sachs & Co. where he managed assets for institutional and private clients. Prior to that, Mr. Kapadia was a Senior Consultant with PricewaterhouseCoopers LLP where he provided strategic and financial advisory services to corporations. Mr. Kapadia received a B.A. in Economics with Phi Beta Kappa honors from the College of William and Mary and an M.B.A. with highest distinction from the Kellogg Graduate School of Management at Northwestern University. He is a member of the William and Mary Foundation Board of Trustees, the William and Mary Public Policy Advisory Board and Kellogg’s Alumni Council. EVgo believes Mr. Kapadia’s experience in the power generation, transmission and energy infrastructure sectors makes him well suited to serve on the Board.

Rodney Slater. Rodney Slater has served on the Board since July 2021. Secretary Slater currently serves as a Partner at Squire Patton Boggs (US) LLP, where he leads the firm’s transportation practice, and has served since 2001. Prior to that, he served as the 13th United States Secretary of Transportation under President Bill Clinton from 1997 to 2001. In that capacity, Secretary Slater oversaw several significant legislative initiatives, including the Transportation Equity Act for the 21st Century (TEA-21), which guaranteed $200 billion in surface transportation investment though 2003, and the Wendell H. Ford Aviation Investment Reform Act for the 21st Century (AIR-21), which provided $46 billion to improve the safety and security of the nation’s aviation system. Prior to that, Secretary Slater served as Administrator of the Federal Highway Administration, and held a number of leadership positions in federal and state government related to transportation. He received a B.S. from Eastern Michigan University in 1977, a J.D. from the University of Arkansas in 1980 and completed additional studies through the Advanced Leadership Initiative program at Harvard University in 2011. Secretary Slater is a director of Verizon Communications Inc., chairman of the board of directors of the Squire Patton Boggs Foundation and served as a director of Kansas City Southern from 2001 to 2019 and Transurban Group from 2009 to 2018. Secretary Slater also served as a director of Northwest Airlines Corp from May 2007 until October 2008, when it completed its merger with Delta Air Lines, Inc. Following the merger, Secretary Slater served as a director of Delta Air Lines, Inc. from October 2008 until June 2011. EVgo believes Secretary Slater’s significant public and private sector experience related to the transportation industry makes him well suited to serve on the Board.

David Nanus. David Nanus has served as chair of the Board (the “Chair”) since July 2021. Previously, Mr. Nanus served on the board of Holdings, a position he has held since LS Power’s acquisition of EVgo in January 2020. Mr. Nanus also currently serves as a member of the Management Committee and Investment Committee and as Co-Head of the Private Equity business at LS Power, a role he has held since 2017. Prior to his appointment as Co-Head of Private Equity, Mr. Nanus served as Senior Managing Director in the Private Equity business. Mr. Nanus joined LS Power in 2005. Prior to joining LS Power, Mr. Nanus was a Vice President in Lazard Freres’ Power and Energy practice, where he advised power and utility companies on mergers and acquisitions and restructuring transactions. Prior to that, Mr. Nanus was an Associate at Dresdner Kleinwort Wasserstein, where he was a member of both the Financial Sponsors and Global Energy practices. Mr. Nanus began his career with Arthur Andersen, where as a member of the Transaction Advisory Services and Audit Groups he was an auditor, and performed due diligence and provided accounting advice related to private equity transactions. Mr. Nanus is President of the Board of Trustees of Solomon Schechter Day School of Bergen County, and is a past member of the Board of Trustees of Success Academy NYC Charter Schools and of the Cornell University Dyson School of Business Undergraduate Program Advisory Council. Mr. Nanus received a B.S. in Applied Economics from Cornell University and an M.B.A. with honors from Columbia Business School. EVgo believes that Mr. Nanus’s experience in the power and energy industries, in finance and accounting, as well as his knowledge of the EVgo business makes him well suited to serve on the Board.

Katherine Motlagh. Katherine Motlagh has served on the Board since April 2022. Since October 2020, she has served as Executive Vice President and Chief Financial Officer of CyrusOne LLC (“CyrusOne”), owner and operator of more than 50 carrier-neutral data centers in North America, Europe, and South America, providing colocation and connectivity services and enabling computing needs for the businesses. In this role, Ms. Motlagh is a member of the executive management team and is responsible for CyrusOne’s accounting, finance, capital markets, tax, procurement, and investor relations. Prior to CyrusOne, she served from May 2015 to October 2020 as Chief Financial Officer of the Europe, Africa and Latin America regions at American Tower, a global infrastructure REIT which develops, owns, and operates multitenant communications real estate. In that role, Ms. Motlagh was responsible for providing strategic leadership and oversight of all financial activities and financial reporting, management of international tax policy, and planning and internal control compliance for international businesses in 18 countries and where she led a global finance organization of over 300 employees. Ms. Motlagh’s earlier career included divisional Chief Financial Officer roles as well as a variety of finance and accounting leadership roles with progressively increasing responsibilities at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc. Ms. Motlagh has earned a master’s degree from the Academy of Finance in Moscow and is a licensed Certified Public Accountant. Additionally, Ms. Motlagh has previously served on the National and European Boards of the Institute of Management Accountants and is a Certified Management Accountant. EVgo believes Ms. Motlagh’s substantial financial expertise makes her well suited to serve on the Board.

PROPOSAL NO. 2 − RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has been engaged by EVgo since July 1, 2021, and has been engaged by Holdco since 2020. Representatives of KPMG are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Change in Independent Registered Accounting Firm

As previously disclosed, on July 1, 2021, the Audit Committee approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Accordingly, WithumSmith+Brown, PC (“Withum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by KPMG as the Company’s independent registered public accounting firm following the completion of Withum’s review of the quarter ended June 30, 2021, which consisted only of the accounts of the pre-Business Combination special purpose acquisition company.

The report of Withum, independent registered public accounting firm, dated April 30, 2021, on the Company’s financial statements as of December 31, 2020, and for the period from August 4, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles other than the restatement of the Company’s financial statements for the year ended December 31, 2020.

During the period of Withum’s engagement by the Company, during the period from August 4, 2020 (inception) through December 31, 2020, and the subsequent period through July 1, 2021, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and the subsequent interim period preceding Withum’s dismissal.

The Company previously provided Withum with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and received a letter from Withum addressed to the SEC stating that they agree with the above statements. This letter was filed as Exhibit 16.1 to EVgo’s Current Report on Form 8-K filed with the SEC on July 8, 2021.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by Withum and KPMG.

Withum

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$36,500	$88,995
Tax Fees(3)	1,790	375
All Other Fees(4)	2,000	12,500
Total Fees	$40,290	$101,870

KPMG

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,510,000	$620,000
Audit-Related Fees(2)	250,782	288,000
Tax Fees(3)	675,786	962,262
All Other Fees(4)	665,609	690,098
Total Fees	$3,102,177	$2,560,360

(1)	“Audit Fees” consist of audit services related to the audit of the Company’s annual consolidated financial statements and the review of the Company’s quarterly condensed consolidated financial statements. The Audit Fees incurred also include fees related to services performed in connection with EVgo’s securities offerings, in each case including consents and review of documents filed with the SEC and other offering documents.
(2)	“Audit-related Fees” consist of due diligence services and internal control benchmarking not included in “Audit Fees.”
(3)	“Tax Fees” consist of professional services for tax compliance, tax advice, tax planning, business licenses, preparation of property tax and sales and use tax returns.
(4)	“All Other Fees” include consulting services associated with EVgo’s readiness to become a public company.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee may pre-approve audit and permissible non-audit and tax services provided to the Company by the independent auditors. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such preapproval decision is presented to the full Audit Committee at its scheduled meetings.

Prior to the Business Combination, all of the services listed in the table above provided by Withum were pre-approved by CRIS in accordance with its policies then in effect. Following the Business Combination, all of the services listed in the table above provided by KPMG were pre-approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares present, in person, by remote communication, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “For” approval of this proposal. Abstentions will have the same effect as voting against the proposal. Proposal No. 2 is considered “routine,” therefore, EVgo does not expect any broker non-votes for this proposal. If EVgo’s stockholders do not ratify the selection of KPMG, the Board will consider other independent auditors.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
KPMG AS EVGO’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Overview

EVgo is committed to maintaining the highest standards of business conduct and corporate governance, which the Company believes arise fundamental to the overall success of its business, serving EVgo stockholders well and maintaining integrity in the marketplace. EVgo’s corporate governance guidelines (“Corporate Governance Guidelines”) and Code of Ethics, together with EVgo’s certificate of incorporation, bylaws, and the charters of the committees of the Board form the basis for the Company’s corporate governance framework.

Director Independence

The Board determined that each of Rodney Slater, Badar Khan, Katherine Motlagh, Elizabeth Comstock and Patricia K. Collawn qualify as independent directors, as defined under the listing rules of Nasdaq and applicable SEC rules. In addition, EVgo is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the Audit Committee, as discussed below.

As of the date of this prospectus, Holdings controls a majority of the voting power of EVgo’s outstanding capital stock. As a result, EVgo is a “controlled company” under Nasdaq rules. As a controlled company, EVgo is exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the Board to have a majority of independent directors and require that EVgo either establishes compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of its executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board. EVgo intends to utilize some or all of these exemptions. As a result, EVgo may not have a majority of independent directors on the Board. In addition, EVgo is not required to establish a compensation committee or a nominating and corporate governance committee, and to the extent such committees are established, they may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

In addition, EVgo’s Corporate Governance Guidelines provided that when the Chair is not held by an independent director, a lead independent director may be designated by the Board (the “Lead Independent Director”). As of the date of this Proxy Statement, EVgo did not have an appointed Lead Independent Director.

Meetings of the Board

Following the completion of the Business Combination in July 2021, the Board met twice before the end of the fiscal year. Each EVgo director attended all meetings of the Board and of the committees on which he or she served. EVgo encourages, but does not require, members of the Board to attend annual stockholder meetings. The Company held a special meeting in lieu of the 2021 annual meeting of stockholders in connection with the Business Combination.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and the Chair roles is driven by the needs of the Company at any point in time. As a result, EVgo does not have a policy requiring combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure. This allows the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board oversees the risk management activities designed and implemented by the Company’s management. The Board does not have a standing risk management committee, but rather executes its oversight responsibility both directly and through its standing committees. The Board considers specific risk topics, including risks associated with EVgo’s strategic initiatives, business plans and capital structure. The management, including EVgo’s executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and providing appropriate updates to the Board and the Audit Committee. The Board has delegated to the Audit Committee oversight of the Company’s risk management process, and EVgo’s other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to EVgo’s Board as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.

Committees of the Board

Because EVgo is a “controlled company” under Nasdaq rules, EVgo is not required to establish or maintain a compensation committee or a nominating and corporate governance committee. Although EVgo was not required to do so, the Board maintains a compensation committee (“Compensation Committee”) and a nominating and corporate governance committee in addition to the Audit Committee. Members will serve on each committee until their resignation or until otherwise determined by the Board. Each committee operates under a charter approved by the Board.

Audit Committee

During the year ended December 31, 2021, the members of the EVgo’s Audit Committee were Rodney Slater, Elizabeth Comstock and Patricia K. Collawn. As of the date of this Proxy Statement, the Audit Committee consists of Katherine Motlagh, Rodney Slater and Elizabeth Comstock, with Ms. Motlagh serving as the chair of the Audit Committee. If elected, Badar Khan will replace Ms. Comstock on the Audit Committee. Under Nasdaq’s listing standards and applicable SEC rules, EVgo is required to have at least three members of the Audit Committee, all of whom must be independent. Each of Katherine Motlagh, Rodney Slater, Elizabeth Comstock and Badar Khan meet the independent director standard under Nasdaq’s listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.  The Audit Committee met four times in 2021.

Each member of the Audit Committee is expected to be financially literate and the Board determined that Katherine Motlagh qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee charter, which is posted in the Investors section under the “Governance – Governance Documents” tab on the Company’s website at https://investors.evgo.com, details the principal functions of the Audit Committee, including:

●	assisting board oversight of (1) the integrity of EVgo’s financial statements, (2) EVgo’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of EVgo’s internal audit function and the independent registered public accounting firm;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by EVgo;
●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by EVgo, and establishing pre-approval policies and procedures;
●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and EVgo to assess the independent registered public accounting firm’s independence;
●	meeting to review and discuss EVgo’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing EVgo’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in EVgo’s Annual Report on Form 10-K;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to EVgo entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and EVgo’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding EVgo’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

During the year ended December 31, 2021, the members of the EVgo’s Compensation Committee were Elizabeth Comstock, Rodney Slater, David Nanus and Patricia K. Collawn. As of the date of this Proxy Statement, the Compensation Committee consists of Elizabeth Comstock, Rodney Slater, David Nanus and Katherine Motlagh, with Ms. Comstock serving as the chair of the Compensation Committee. Because EVgo is a “controlled company” within the meaning of Nasdaq’s corporate governance standards, EVgo’s Compensation Committee is not required to be comprised solely of independent directors.  The Compensation Committee met twice in 2021.

The Compensation Committee charter, which is posted in the Investors section under the “Governance – Governance Documents” tab on the Company’s website at https://investors.evgo.com, details the principal functions of the Compensation Committee, including:

●	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of EVgo’s executive officers, including the Chief Executive Officer;
●	reviewing on an annual basis EVgo’s executive compensation policies and plans;
●	implementing and administering EVgo’s incentive compensation equity-based remuneration plans;
●	assisting management in complying with EVgo’s proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for EVgo’s officers and employees;
●	if required, producing a report on executive compensation to be included in EVgo’s annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form sub-committees and delegate some or all of its authority to sub-committees, its chair or any of its members when it deems appropriate. The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Governance Committee

During the year ended December 31, 2021, the members of the EVgo’s Nominating and Governance Committee were Elizabeth Comstock, Rodney Slater, Kate Brandt and Patricia K. Collawn. As of the date of this Proxy Statement, the Nominating and Governance Committee consists of Rodney Slater, Elizabeth Comstock, Kate Brandt and Katherine Motlagh, with Mr. Slater serving as the chair of the Nominating and Governance Committee. If elected, Badar Khan will replace Ms. Comstock on the Nominating and Governance Committee. Because EVgo is a “controlled company” within the meaning of Nasdaq’s corporate governance standards, EVgo is not required to have independent director oversight of director nominations or a nominating and corporate governance committee comprised solely of independent directors.  The Nominating and Governance Committee met twice in 2021.

The Nominating and Governance Committee charter, which is posted in the Investors section under the “Governance – Governance Documents” tab on the Company’s website at https://investors.evgo.com, details the principal functions of the Nominating and Governance Committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;
●	developing and recommending to the Board and overseeing implementation of EVgo’s Corporate Governance Guidelines;
●	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and
●	reviewing on a regular basis EVgo’s overall corporate governance and recommending improvements as and when necessary.

The Nominating and Governance Committee charter also provides that in the event that a vacancy on the Board arises, the Nominating and Governance Committee will seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Committee will solicit recommendations from existing directors and senior management. These recommendations will be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders. The Nominating and Governance Committee will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other sources; provided, however, that the recommendations comply with the procedures outlined in this Proxy Statement. The Nominating and Governance Committee charter also provides that the committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. In 2022, the Nominating and Governance Committee engaged Russell Reynolds to identify potential director nominees to the Board.  Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating and Governance Committee will consider and review the candidate’s:

●	relevant skills, qualifications and experience;
●	independence under applicable standards;
●	business judgment;
●	service on board of directors of other companies;
●	personal and professional integrity, including commitment to the Company’s core values;
●	openness and ability to work as part of a team;
●	willingness to commit the required time to serve as a Board member; and
●	familiarity with the Company and its industry.

The Nominating and Governance Committee identifies and evaluates nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Governance Committee views as critical to effective functioning of the Board. Among the factors that are considered, the Nominating and Governance Committee weighs whether nominees to the Board provide the integrity, experience, knowledge, skills, judgment, and level of commitment appropriate for the Company. The Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board.

Board Diversity Matrix

The table below provides certain highlights of the composition of the Board as of the date of this Proxy Statement. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 8, 2022)

Total Number of Directors			9
	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	4	2
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been at any time one of EVgo’s officers or employees. None of EVgo’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Board.

Code of Conduct

The Company adopted a code of conduct that will apply to all of EVgo’s employees, officers and directors, including those officers responsible for financial reporting. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on EVgo’s website.

Hedging Policy

As part of EVgo’s insider trading policy, all Company directors, officers, employees and certain designated independent contractors and consultants are prohibited from engaging in short sales of the Company’s securities, establishing margin accounts, pledging the Company’s securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on EVgo securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving the Company’s securities.

Stockholder Communications with the Board

Any stockholder or any other interested party who desires to communicate with the Board, or any specified individual director, may do so by directing such correspondence to the attention of the Corporate Secretary at EVgo’s offices at 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis, as appropriate.

Family Relationships

There are no familial relationships among the EVgo directors and executive officers.

DELINQUENT SECTION 16(a) REPORTS

Under U.S. securities laws, directors, executive officers and persons holding more than 10% of Common Stock must report their initial ownership of Common Stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for such reports, and EVgo must identify in this Proxy Statement those persons who did not file such reports when due.

Based solely upon a review of Forms 3 and 4 and any amendments furnished to EVgo during its fiscal year ended December 31, 2021, and Forms 5 and any amendments furnished to EVgo with respect to the same year, EVgo believes that EVgo’s directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements.

EXECUTIVE OFFICERS

EVgo’s executive officers are appointed by the Board and serve at its discretion. Set forth below is information regarding the Company’s current executive officers:

Name	Age	Position
Cathy Zoi	60	Chief Executive Officer and Director
Ivo Steklac	58	Chief Operating and Technology Officer
Olga Shevorenkova	34	Chief Financial Officer
Jonathan Levy	38	Chief Commercial Officer
Francine Sullivan	49	Chief Legal Officer and General Counsel
Dennis Kish	58	Chief Operating Officer

Additional information about each of EVgo’s executive officers (except for Cathy Zoi, whose biographical information is provided in the “Continuing Directors” section of this Proxy Statement on page 7) is as follows:

Ivo Steklac. Ivo Steklac has served as EVgo’s Chief Operating and Technology Officer since July 2021 and prior to that, Mr. Steklac served as the Chief Operating and Technology Officer of Holdco from August 2018 until the Closing of the Business Combination. Mr. Steklac is responsible for the design, development and day to day operations of EVgo’s products and systems. With more than three decades of experience in the energy sector, Mr. Steklac joined EVgo in August 2018, coming most recently from True North Venture Partners, where he served as an Operating Partner and Chief Executive Officer of AquaHyrdrex, Inc., an electrolysis technology company, from November 2016 to January 2018. Prior roles include General Manager of SunPower Corporation from August 2013 to November 2016, Chief Customer Officer at C3 Energy, an energy conservation products company, from February 2013 to July 2013 and Chief Operating Officer of Tendril Networks, Inc., an energy management software company, from February 2010 to January 2013. Mr. Steklac holds degrees in Electrical Engineering and Computer Science from Queen’s University in Kingston, Ontario.

Olga Shevorenkova. Olga Shevorenkova has served as EVgo’s Chief Financial Officer since July 2021 and prior to that, she served as the Chief Financial Officer of Holdco from July 2019 until the Closing of the Business Combination. Ms. Shevorenkova joined EVgo in August 2018. Prior to serving as EVgo’s Chief Financial Officer, Ms. Shevorenkova served as Vice President of Corporate Development and Strategy from August 2018 to July 2019. Ms. Shevorenkova is responsible for finance, accounting, purchasing, analytics, HR and billing operations. Ms. Shevorenkova’s prior experience includes eight years of investment and transaction advisory services in sustainable infrastructure, including serving as Vice President of Greentech Capital Advisors, an investment bank solely focused on sustainable infrastructure, from May 2011 to July 2018. Ms. Shevorenkova has a MSc Degree in Management, Technology and Economics from ETH Zurich and a BSc Degree in Applied Mathematics and Informatics from Moscow State University.

Jonathan Levy. Jonathan Levy has served as EVgo’s Chief Commercial Officer since July 2021 and prior to that, he served as the Chief Commercial Officer of Holdco from December 2020 until the Closing of the Business Combination. Mr. Levy manages the EVgo team responsible for revenue generation and strategic partnerships, network development, marketing and communications, planning and public funding, and advancing transportation electrification market development. Mr. Levy has held multiple roles at EVgo, including Vice President, Strategic Initiatives from May 2018 to February 2020, Senior Vice President, Business Development from February 2020 to December 2020, and his current role, Chief Commercial Officer, which he has held since December 2020. Prior to joining EVgo in May 2018, Levy was the Director of Policy and Strategy at Vision Ridge Partners, an investment firm focused on sustainable real assets based in Boulder, Colorado, from July 2015 to May 2018. Mr. Levy started his career on Capitol Hill as a policy advisor to then-Congressman Rahm Emanuel and served in the Obama Administration in a variety of positions at the U.S. Department of Energy and the White House, concluding his federal service as Deputy Chief of Staff to U.S. Energy Secretary Ernest Moniz. Over the course of his career, Mr. Levy has consistently tackled issues at the intersection of policy, politics and execution. Mr. Levy also serves on the board of directors of Veloz, a non-profit organization focused on increasing awareness and adoption of EVs, and EDTA, the Electric Drive Transportation Association. Mr. Levy graduated magna cum laude from Emory University with a B.A. in Political Science.

Francine Sullivan. Francine Sullivan has served as EVgo’s Chief Legal Officer and General Counsel since July 2021 and prior to that, she served as General Counsel of Holdco from May 2021 until the Closing of the Business Combination. Ms. Sullivan leads EVgo’s legal and compliance team. Ms. Sullivan has spent the past 16 years in the clean energy sector. Prior to joining EVgo in May 2021, Ms. Sullivan served as Vice President, Business Development for REC Silicon ASA (“REC”), a publicly listed Norwegian solar and advanced materials company. Based out of the Houston, Texas office, she was focused on developing opportunities and partnerships in the advanced lithium ion battery industry. Ms. Sullivan first joined REC in 2010 when it was the world’s largest integrated solar company and held various executive positions including Chief Legal Officer and US General Counsel. Ms. Sullivan has had an extensive international legal career, advising leading investment banks and private equity firms, serving in the energy and finance groups of some of the world’s leading law firms including Milbank LLP in Los Angeles and New York, Freshfields Bruckhaus Deringer in Asia and in Europe and King & Wood Mallesons in Australia. Ms. Sullivan received her Bachelor of Laws (Honors) and Bachelor of Commerce (Economics & Finance) from the University of Melbourne and is licensed to practice law in both California and New York.

Dennis Kish. Dennis Kish has served as EVgo’s Chief Operating Officer since January 1, 2022. Mr. Kish brings more than 30 years of experience in the technology and infrastructure industries. Mr. Kish most recently served as Chief Operating Officer of Taoglas USA, Inc. (“Taoglas”), a provider of Internet of Things (IOT) solutions, from February 2020 to May 2021, and as its President from February 2019 to February 2020. Prior to this, Mr. Kish held executive positions at Google Fiber, serving as President from April 2016 to July 2017, and as Vice President from July 2014 to April 2016. After Google Fiber, Mr. Kish evaluated other opportunities before joining Taoglas in February 2019. Mr. Kish holds a B.S. in Electrical Engineering from Michigan State University.

EXECUTIVE COMPENSATION

EVgo is considered a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. For the fiscal year ended December 31, 2021, EVgo’s named executive officers were:

●	Cathy Zoi, Chief Executive Officer and Director;
●	Ivo Steklac, Chief Operating Officer and Chief Technology Officer; and
●	Olga Shevorenkova, Chief Financial Officer.

EVgo’s compensation policies and philosophies are designed to align compensation with business objectives, while also enabling it to attract, motivate and retain individuals who contribute to its long-term success. Prior to the formation of EVgo’s Compensation Committee following the Business Combination, the Board, with input from EVgo’s Chief Executive Officer, has historically determined the compensation of EVgo’s named executive officers. EVgo has historically linked annual performance bonuses to performance objectives. Following the Closing of the Business Combination, the Compensation Committee, has approved and recommended the compensation to be paid to EVgo’s named executive officers. The Compensation Committee engaged Pay Governance as its independent compensation consultant to provide advice with respect to such determinations. The compensation of EVgo’s named executive officers has primarily consisted of salary, equity-based incentive awards and an annual discretionary performance bonus.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to named executive officers for the fiscal years ended December 31, 2020, and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Cathy Zoi	2021	457,087	388,524	(1)	3,453,947	—	—	4,299,558
Chief Executive Officer and Director	2020	406,850	1,375,119	(2)	—	1,699,200	8,550	3,489,719
Ivo Steklac	2021	332,281	169,463	(1)	1,611,849	—	—	2,113,593
Chief Operating Officer and Chief Technology Officer	2020	309,000	472,536	(2)	—	849,600	8,550	1,639,686
Olga Shevorenkova	2021	327,700	208,909	(1)	1,842,110	—	—	2,378,719
Chief Financial Officer	2020	300,000	478,145	(2)	—	849,600	8,550	1,636,295

(1)	Represents a discretionary cash bonus amount pursuant to EVgo’s 2021 annual bonus program which was paid on February 22, 2022, based on the Company’s achievement of individual and business milestones.
(2)	Each of the named executive officers have two separate bonus awards in respect of the 2020 fiscal year. Each named executive officer has received a transaction bonus paid in January 2020 upon the closing of LS Power’s acquisition of EVgo in the following amounts: $1,069,982 for Ms. Zoi, $356,661 for Mr. Steklac and $298,145 for Ms. Shevorenkova. Each named executive officer also received a discretionary cash bonus amount pursuant to EVgo’s 2020 annual bonus program, and were paid in March 2021 based on the Company’s achievement of individual and business milestones. Bonuses awarded with respect to the 2020 annual bonus program to Ms. Zoi, Mr. Steklac, and Ms. Shevorenkova were $305,137, $115,875, and $180,000 respectively.
(3)	Represents the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of such restricted stock units granted in 2021 are set forth in the notes to EVgo’s audited consolidated financial statements included in EVgo’s Annual Report on Form 10-K for the year ended December 31, 2021.

(4)	During the 2020 fiscal year, each of the named executive officers received a grant of profits interests in EVgo Management Holdings LLC (“Management Holdings”), a holding company formed for the purpose of holding equity-based awards, that provide each of the named executive officers with the opportunity to earn appreciation consistent with that of Holdings’ Class A units and Class B units. A description of these profits interests may be found in the “Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal Year-End” section below. EVgo believes that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock appreciation rights or stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Amounts disclosed in this column reflect a grant date fair value of the incentive units in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of such incentive units are set forth in the notes to EVgo’s audited consolidated financial statements included in EVgo’s Annual Report on Form 10-K for the year ended December 31, 2021.
(5)	Amounts in this column consist of the contributions EVgo made on each executive’s behalf for the respective year into the ADP TotalSource Retirement Savings Plan.

Narrative Disclosure to the Summary Compensation Table

Employment Agreements

Each of the named executive officers entered into an employment agreement with EVgo on January 15, 2020 (each, an “Employment Agreement,” and collectively, the “Employment Agreements”). The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annual basis.

Base Salary

Each named executive officer’s base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance. The Employment Agreements provide for annual salaries of $406,850, $309,000, and $300,000 for Ms. Zoi, Mr. Steklac and Ms. Shevorenkova, respectively. In connection with the Closing of the Business Combination in July 2021, the Compensation Committee, in accordance with advice provided by Meridian in 2020 and FW Cook in 2021, increased each named executive officer’s annual base salary in order to provide compensation that is competitive with the compensation paid to similarly situated public company executives and to incentivize and retain EVgo’s named executive officers as follows:

Named Executive Officer	Base Salary Prior to Business Combination	Base Salary Following Business Combination	% Increase
Cathy Zoi	$406,850	$500,000	23%
Ivo Steklac	$309,000	$350,000	13%
Olga Shevorenkova	$300,000	$350,000	17%

Bonus Compensation

Each named executive officer is entitled to participate in EVgo’s annual cash bonus plan that is applicable for the relevant fiscal year. The annual cash bonus plan provides for discretionary bonuses based on overall company, department and individual performance. Under the Employment Agreements, the annual target cash bonus opportunity for the named executive officers is set as a percentage of each named executive officer’s base salary as follows: 100% for Ms. Zoi, 50% for Mr. Steklac and 75% for Ms. Shevorenkova.  In connection with the Closing of the Business Combination in July 2021, the Compensation Committee, in accordance with advice provided by Meridian and FW Cook, increased Mr. Steklac’s target cash bonus opportunity from 50% to 60%.

Based on 2021 performance, the Board determined the annual bonuses for 2021 were earned in an amount equal to 85% of each named executive officer’s target bonus. Bonuses awarded for fiscal 2021 to Ms. Zoi, Mr. Steklac, and Ms. Shevorenkova are included in the “Bonus” column of the Summary Compensation Table.

For information regarding the annual bonus program adopted in 2022, see the section titled “Compensation Actions Taken After 2022 Fiscal Year End” below.

Long Term Incentive Compensation

Each named executive officer is eligible to participate in the Incentive Plan. In connection with the Closing, the Compensation Committee recommended and the Board approved, awards of an aggregate of 299,043, 139,554 and 159,490 restricted stock units (“restricted stock units” or “RSUs”) to Ms. Zoi, Mr. Steklac and Ms. Shevorenkova, respectively. A portion of the RSU awards was attributable to a celebratory award intended to reward and retain the named executive officers following the Closing. Such celebratory awards represented 139,553, 79,745 and 99,681 of the total RSUs awarded to Ms. Zoi, Mr. Steklac and Ms. Shevorenkova, respectively. The remaining 159,490, and 59,809 restricted stock units awarded to Ms. Zoi and each of Mr. Steklac and Ms. Shevorenkova, respectively, represented the annual long term incentive compensation paid to each named executive officer. The amount of the annual long term incentive compensation for each named executive officer for 2021 was determined by the Compensation Committee at Closing. The grant date fair value attributable to the aggregate restricted stock unit awards granted to each named executive officer is reported in the “Stock Awards” column of the Summary Compensation Table. The terms of the restricted stock unit awards are described in more detail below under “Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal Year-End.”

For information regarding the 2022 annual equity awards approved by the Board for the named executive officers, see the section titled “Compensation Actions Taken After 2021 Fiscal Year End” below.

Other Compensation Elements

Each named executive officer is entitled to vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each named executive officer is entitled to receive such employee benefits, including any and all medical, dental, vision, prescription, life, short-term and long-term disability, and flexible spending plans available to senior executive employees generally, and such other benefits as EVgo may from time to time establish for the named executive officers. Each named executive officer is reimbursed by EVgo for all ordinary and reasonable expenses incurred in the course of the performance of employment services. EVgo currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code in which employees, including EVgo’s named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by the named executive officers as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Cathy Zoi	9,750	50,250	10	N/A	299,043	$2,972,487
	9,750	50,250	20	N/A
	9,750	50,250	30	N/A
Ivo Steklac	4,875	25,125	10	N/A	139,554	$1,387,167
	4,875	25,125	20	N/A
	4,875	25,125	30	N/A
Olga Shevorenkova	4,875	25,125	10	N/A	159,490	$1,585,331
	4,875	25,125	20	N/A
	4,875	25,125	30	N/A

(1)	On January 16, 2020, each of the named executive officers received a grant of incentive units in Management Holdings. The number of incentive units reflected in the table represents the number of common units of Management Holdings, and not a number of shares of Class A Common Stock. The incentive units are structured as profits interests for tax purposes. Profits interests such as the incentive units do not require the payment of an exercise price, nor do they have an expiration date; however, they only entitle the holder thereof to receive value if and to the extent the underlying security appreciates in value following the grant of the award. Because of this appreciation feature, EVgo believes profits interest awards are economically similar to stock options or stock appreciation rights for purposes of the SEC disclosure rules. Awards reflected as “Unexercisable” are incentive units that have not yet vested. Awards reflected as “Exercisable” are incentive units that have vested but have not yet received payment in respect thereof. Awards generally vest with respect to 65% of the units granted in equal annual installments over four years and with respect to 35% of the units granted upon a sale of the company, in each case subject to a named executive officer’s continued employment with EVgo through the applicable vesting date. For a more detailed description of how and when the profits interest awards could become vested and when such awards could begin to receive payments, please read the discussion below.
(2)	The incentive awards do not have an “exercise price” in the same sense that a true stock option award would have an exercise price. Instead, each incentive award has a “hurdle price,” “threshold” or “base price” associated with the award. Each incentive unit will entitle the holder to receive distributions only if the aggregate distributions made by Management Holdings in respect of each common unit issued and outstanding on or prior to date of the grant of the incentive unit exceeds the hurdle price or threshold. The thresholds are set at the time of grant and typically represents the estimated fair value of a common unit or a multiple of fair value on the date of grant. The figure reflected in this column is the threshold assigned to each incentive unit.
(3)	On July 26, 2021, each of the named executive officers received a grant of restricted stock units awarded under the Incentive Plan. The RSUs vest in equal annual installments on each of January 31, 2022, January 31, 2023 and January 31, 2024, subject to the named executive officers’ continued employment with EVgo through each such date. The terms of the RSU awards are described in more detail below.
(4)	Amounts in this column are calculated by multiplying the number of RSUs that had not yet vested as of December 31, 2021, by $9.94, the closing price of EVgo’s Class A Common Stock on December 31, 2021.

Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal Year-End

During the 2021 fiscal year, each of the named executive officers received grants of restricted stock units under the Incentive Plan. Each restricted stock unit represents the right of the named executive officer to receive one share of EVgo’s Class A Common Stock after the vesting of the awards in settlement of the restricted stock units. The restricted stock unit awards vest in substantially equity installments on each of the first three anniversaries of January 31, 2021, provided the named executive officers remain continuously employed by EVgo through such vesting date. The actual value realized by the named executive officers with respect to the shares subject to the restricted stock unit awards will be dependent on the Company’s stock price on the relevant settlement date.

During the 2020 fiscal year, each of the named executive officers received a grant of incentive units in Management Holdings, a holding company formed for the purpose of holding equity-based awards, that provide named executive officers with the opportunity to earn appreciation consistent with that of a Class A and Class B unit of Holdings. The incentive unit awards each named executive officer has received in Management Holdings are designed as profits interest awards. A profits interest award has a $0 intrinsic value at the time of grant, providing the award holder with value only if and when the underlying security grows in value following the grant date of the award above the baseline or threshold value of the award and sufficient cash or property has been distributed to Class A and Class B unitholders. Incentive units awarded to EVgo’s named executive officers begin to receive distributions once the value of Class A and Class B units of Holdings appreciate above the incentive unit’s threshold value and cash or property is distributed in excess of such threshold by Holdings. The incentive units receive an increasing portion of cumulative distributions from Holdings (as distributed through Management Holdings) as cumulative per-share distributions to all Holdings’ unitholders increase above the threshold values assigned to an incentive unit on the grant date. The right of incentive unit holders to receive distributions increases ratably between the thresholds or baseline values at which the units are awarded. For example, if on the date of a distribution the cumulative distributions to Class A and Class B members of Holdings was $14 per unit, an incentive holder would have the right to receive distributions in respect of 100% of the units issued at a $10 per unit threshold and 40% of the units issued at a $20 per unit threshold as the $14 per unit value is 40% between the $10 and $20 thresholds. At and above the highest threshold, each incentive unit holder is entitled to receive 100% of distributions attributable to their incentive units. This provides compensation opportunities to EVgo’s named executive officers economically most similar to that of stock options or stock appreciation rights granted with exercise prices that range between one and three times the fair market value per share on the date of grant. Accordingly, for purposes of the SEC’s disclosure rules, EVgo has reflected incentive units granted to its named executive officers in the “option” column of the

Outstanding Equity Awards at 2021 Fiscal Year-End table with the participation thresholds reflected as an “option exercise price” per incentive unit. By granting with increasing threshold values, the incentive units were designed to provide EVgo’s named executive officers with financial rewards only if the value of Holdings appreciated meaningfully above its value on the grant date. If Holdings makes periodic cash distributions or there is a liquidation or termination event, the incentive unit award holders are eligible to receive cash distributions in accordance with the terms of the Management Holdings’ limited liability company operating agreement. Each incentive unit presented in the Outstanding Equity Awards at 2021 Fiscal Year-End table above entitles the holder thereof to 0.000015% of the cumulative distributions from Management Holdings above the initial threshold.

The incentive units vest with respect to 65% of the total grant based on a named executive officer’s continued service with EVgo (the “Time-Vesting Units”), with 25% of the Time-Vesting Units vesting on each of the first, second, third and fourth anniversaries of the grant date, subject to a named executive officer’s continued employment with EVgo through the applicable vesting date. The incentive units vest with respect to 35% of the total grant in the event of a “Sale of the Company” (as defined in the incentive unit grant agreement), subject to a named executive officer’s continued employment with EVgo through the consummation of the Sale of the Company. In connection with the Business Combination. the definition of Sale of the Company was clarified to include a sale by Holdings of fifty percent or more of the interests it holds in the Company as of the Closing Date. No portion of the incentive units vested upon the consummation of the Business Combination, and the Business Combination did not otherwise alter the vesting or payment schedule of existing, outstanding incentive units. In connection with the receipt of incentive units, each named executive officer also agreed to confidential information, non-competition and non-solicitation covenants in favor of EVgo and Management Holdings.

In accordance with this vesting schedule, the first tranche of each of the incentive units vested on January 16, 2021. For Ms. Zoi, an aggregate of 29,250 incentive units vested and for each of Mr. Steklac and Ms. Shevorenkova, an aggregate of 14,625 incentive units vested.

Following the Closing Date, no additional grants of equity-based incentive awards in Management Holdings pursuant to the Management Holdings’ limited liability company operating agreement will be made to EVgo’s named executive officers. From and following the Closing Date, the Incentive Plan is the only program under which EVgo’s named executive officers are eligible to receive equity-based compensation awards.

Additional Narrative Disclosure

Retirement Benefits

EVgo currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. EVgo provides matching contributions in amounts determined annually by its management. The contributions made on behalf of the named executive officers for fiscal year 2020 are disclosed above in the notes to the Summary Compensation Table. EVgo did not provide matching contributions to its named executive officers during 2021.

Potential Payments Upon Termination or Change in Control

The following discussion describes the amounts and benefits that would have been owed to the named executive officers in the event of a termination of employment as of the end of fiscal year 2021 under the Employment Agreements and equity award agreements.

Payments upon Termination Without Cause or for Good Reason. Upon a termination without cause or a resignation for good reason, and in addition to any unpaid base salary and annual bonus earned through the date of termination, the Employment Agreements provide that the named executive officers will continue to receive a portion of base salary, paid over the 24 months following such termination of employment in accordance with EVgo’s regular payroll practices. Such amount is equal to 12 months’ base salary for Ms. Zoi and six months’ base salary for Mr. Steklac and Ms. Shevorenkova. If the named executive officers are terminated for any reason, any portion of the RSU awards or incentive unit awards that have not become vested as of the termination date will be immediately and automatically forfeited by the named executive officers.

For purposes of the Employment Agreements, “cause” is generally defined as one or more of the following: (i) the conviction of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud, including with respect to the Company or any of its affiliates or any of their customers or suppliers; (iii) reporting to work under the impairment of alcohol or drugs, or the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its affiliates substantial public disgrace or disrepute or substantial economic harm; (iv) failure to perform all material duties as reasonably directed by the named executive officer’s direct supervisor; (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its affiliates whether or not resulting in a disadvantage or detriment to the Company and its affiliates; (vi) breach of any duty, gross negligence, or willful misconduct with respect to the Company or any of its affiliates; or (vii) any other material breach by the named executive officer of the incentive unit award agreement.

For purposes of the Employment Agreements, “good reason” is generally defined as the named executive officer’s resignation for one or more of the following reasons: (i) the Company reduces the amount of the named executive officer’s base salary without his or her consent other than as part of a reduction in the salaries of the Company’s executive team as a whole with such reduction being in the same proportion as the reductions applied to the other executive team members’ base salaries; or (ii) the Company materially diminishes the named executive’s duties or responsibilities; provided that written notice must be delivered to the Company within 30 days after the occurrence of any such good reason event, and the condition remains uncured by the Company for 60 days following such notice.

Payments upon Death or Disability of Executive. If a named executive officer’s employment terminates due to the named executive officer’s death or disability, the Employment Agreements provide that the named executive officer is entitled only to receive any unpaid base salary earned through the date of such termination and any earned, but unpaid, annual bonus. Any portion of the RSU awards or incentive unit awards that have not become vested as the date of a named executive officer’s termination due to death or disability will be immediately and automatically forfeited by the named executive officer.

For purposes of the Employment Agreements, “disability” is generally defined as the inability to perform the essential duties, responsibilities and functions of the named executive officer’s position with the Company and its subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity, after accounting for reasonable accommodations or if providing such accommodations would be unreasonable, as determined by the Board in its reasonable good faith judgment.

Payments upon Change in Control. The named executive officers are not entitled to any benefits upon the occurrence of a change in control under the Employment Agreements or the award agreements governing the RSU awards. Under the terms of the award agreements governing the incentive units, in the event of a sale of the company, any unvested incentive units will become vested, subject to the named executive officer’s continued employment through the consummation of the sale of the company. Provided, however, that if a named executive officer is terminated without cause within six months prior to a sale of the company, any unvested incentive units held by such named executive officer on the date of termination will not be forfeited but instead will become vested.

For purposes of the incentive unit awards, “cause” is generally defined in substantially the same manner as in the Employment Agreements.

For purposes of the incentive unit awards, “sale of the company” means the date on which the aggregate number of shares of Class A Common Stock and Class B Common Stock held by Management Holdings and its affiliates represents less than 50% of the aggregate number of shares of Class A Common Stock and Class B Common Stock held by Management Holdings and its affiliates as of the Closing, in each case adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions.

Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement. Under the terms of the Employment Agreements, each named executive officer agrees not to compete with EVgo or to solicit any of EVgo’s customers or employees during the term of the named executive officer’s employment and continuing for a period of two years following any termination of employment. The named executive officers also agree not to disclose any confidential information regarding the Company at any time and that all work product developed by the executive during the term of the executive’s employment is the intellectual property of the Company.

Compensation Actions Taken After 2021 Fiscal Year End

The Compensation Committee oversees EVgo’s executive compensation and employee benefit programs, and reviews and approves or recommends to the Board all compensation decisions relating to EVgo’s executive officers, including the named executive officers. The Compensation Committee reviews executive compensation policies and plans annually, and reviews and analyzes, and recommends changes, if appropriate, regarding the director compensation program. The Compensation Committee is also tasked with implementing and administering EVgo’s equity compensation programs. The Compensation Committee may engage an independent compensation consultant.

Following the Closing, the Compensation Committee engaged Pay Governance as its independent compensation consultant to assist the committee with its responsibilities related to EVgo’s executive officer and director compensation programs. Pay Governance provides no services to management or the Compensation Committee that are unrelated to the duties and responsibilities of the Compensation Committee, and the Compensation Committee makes all decisions regarding the compensation of EVgo’s named executive officers and directors.

EVgo’s Chief Executive Officer regularly interacts with the Compensation Committee to suggest and discuss executive compensation structure and programs. EVgo’s Chief Executive Officer makes recommendations for the annual cash and equity incentive awards for named executive officers and other personnel (other than herself).

In 2021 and 2022, Pay Governance conducted an analysis of EVgo’s compensation programs, including the key elements and the levels of compensation paid to named executive officers and directors, compared to the compensation programs maintained by EVgo’s peer companies with which EVgo competes for management and director talent. Pay Governance determined the following companies were included EVgo’s peer group: Ameresco, Inc., Blink Charging Co., Bloom Energy Corporation, Canoo Inc., ChargePoint Holdings, Inc., Clearway Energy, Inc., First Solar, Inc. Fisker Inc. Lightning eMotors, Inc., Nikola Corporation, Nuvve Holding Corp. Ormat Technologies, Inc., Proterra Inc., QuantumScape Corporation, Romeo Power, Inc., Sunnova Energy International Inc., SunPower Corporation, Sunrun Inc., Volta Inc., Wolfspeed, Inc. and Workhorse Group Inc.

Based on its review, Pay Governance prepared reports recommending certain changes to EVgo’s executive and director compensation programs in order for the Company to provide compensation to management that is competitive with the compensation provided by EVgo’s peers. The Compensation Committee believes that the future success of the Company is dependent upon the quality and continuity of management, and that competitive compensation programs are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company. Thus, after careful consideration of the reports provided by Pay Governance, in early 2022 the Compensation Committee recommended to the Board and the Board approved the changes to EVgo’s named executive officer and director compensation programs described below.

Annual Bonus Awards

Annual bonus awards have historically been determined on a discretionary basis based on individual and company performance. Based on the recommendations provided by Pay Governance, the Compensation Committee approved a framework for fiscal year 2022 bonus awards based on five key performance indicators (or “KPIs”). The bonus payout may range from 0% to 150% of target based on the extent to which the KPIs are achieved relative to pre-determined targets over the course of fiscal year 2022.

KPI	Description	Weight
1	Throughput (1)	10%
2	Revenue	15%
3	EBITDA	25%
4	Chargers (2)	25%
5	Individual and Strategic Priorities	25%

(1)	Network throughput represents the total amount of kWh that was consumed by EVs using chargers and charging stations on EVgo’s network.
(2)	Chargers represents the total number of charging stalls that EVgo either has operation on its network or that are under construction.

The first four criteria are quantitative measures consistent with the Company’s financial goals. The fifth criteria is a qualitative assessment pursuant to which the Compensation Committee may reward individual performance and achievements that may not be captured by the first four criteria but that contribute to the long-term value of the business. The Compensation Committee may elect to award a payout with respect to a KPI achieved below 50% if it deems appropriate in its discretion. The Compensation Committee will review achievement of the KPIs following 2022 fiscal year end and determine the extent to which the annual bonuses have become earned if any.

Long Term Incentive Compensation

The Board reviewed the information provided by Pay Governance, company performance and the individual performance of EVgo’s named executive officers. Based on its review, the Board determined that the annual long term equity incentive compensation for EVgo’s named executive officers for 2022 would be granted in the form of stock options and restricted stock units and with the target grant date values described below.

Named Executive Officer	Dollar Value of Stock Options	Dollar Value of RSUs
Cathy Zoi	$1,125,000	$1,675,000
Ivo Steklac	$410,000	$615,000
Olga Shevorenkova	$625,000	$925,000

DIRECTOR COMPENSATION

No members of the Board received compensation for their services to EVgo prior to the Closing. The table below sets forth the compensation received by each of EVgo’s non-employee directors from the Closing through December 31, 2021. Employee directors (including directors employed by LS Power) are not compensated for their additional service provided to the Board and thus are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Elizabeth Comstock	53,125	138,161	191,286
Kate Brandt	46,875	138,161	185,036
Rodney Slater	51,875	138,161	190,036
Patricia K. Collawn	83,750	138,161	221,911

(1)	Represents the aggregate grant date fair value of 11,962 RSUs granted to each of Mr. Slater, Ms. Comstock, Ms. Collawn and Ms. Brandt on July 26, 2021 determined in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of such restricted stock units granted in 2021 are set forth in the notes to EVgo’s audited consolidated financial statements included in EVgo’s Annual Report on Form 10-K for the year ended December 31, 2021. The RSUs granted to these non-employee directors will vest in full on July 31, 2022, subject to the director’s continued service on the Board. As of December 31, 2021, all outstanding RSU awards held by EVgo’s non-employee directors had not yet vested, and thus, each of Mr. Slater, Ms. Comstock, Ms. Collawn and Ms. Brandt held an aggregate of 11,962 outstanding RSU awards. EVgo’s other directors did not receive equity awards in connection with their service as directors.

In connection with and following the Closing of the Business Combination, EVgo adopted a comprehensive director compensation program in order to attract and retain qualified non-employee directors who are critical to the future success, growth and governance of the Company. The compensation package for EVgo’s non-employee directors requires a significant portion of the total compensation package to be equity-based to align the interest of EVgo’s directors with its stockholders. Directors who are also EVgo’s employees do not receive any additional compensation for their service on the Board.

The narrative below sets forth the director compensation in effect during fiscal year 2021. For information regarding the new director compensation program approved by the Board in March 2022, see the section titled “Compensation Actions Taken After 2021 Fiscal Year End” below. Under the 2021 director compensation program, EVgo’s non-employee directors are entitled to the following compensation:

●	An annual cash retainer of $45,000 for all non-employee directors and an additional $30,000 annual cash retainer for the Lead Independent Director;
●	The following additional cash retainers for non-employee directors serving as the chair of a committee: $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Nominating and Governance Committee;
●	The following additional cash retainers for non-employee directors serving as a member, but not the chair, of a committee: $10,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee and $7,500 for members of the Nominating and Governance Committee;
●	An annual award of restricted stock units pursuant to the Incentive Plan with a value of $100,000, determined based on the volume weighted average closing price of the Company’s Class A Common Stock for the fifteen consecutive trading days preceding the date of grant, and which shall vest on the first anniversary of the date of grant, subject to the director’s continued service on the Board through such date; and
●	Additional award of restricted stock units pursuant to the Incentive Plan for the first year in which a non-employee director joins the Board with a value of $50,000, determined based on the volume weighted average closing price of the Company’s Class A Common Stock for the fifteen consecutive trading days preceding the date of grant, and which shall vest on the first anniversary of the date of grant, subject to the director’s continued service on the Board through such date.

Directors are not entitled to any fees related to meeting attendance. Each director is entitled to be reimbursed for reasonable and necessary travel and miscellaneous expenses incurred to attend meetings and activities of the Board or any of its committees. Each director is also indemnified by EVgo for actions associated with serving as a director to the fullest extent permitted under Delaware law.

Compensation Actions Taken After 2021 Fiscal Year End

Director Compensation Program

The compensation committee reviewed the 2021 director compensation program compared to the Company’s peers. Following its review, the compensation committee determined to align the 2022 director compensation program at the median pay levels provided by our peer companies. The 2022 director compensation program implements the following changes:

Pay Element	2021	2022
Annual Cash Retainer	$45,000	$50,000
Annual Equity Award	$100,000 in RSUs, vesting on the first anniversary of grant	$160,000 in RSUs, vesting on the first anniversary of grant
Initial Equity Award upon Joining the Board	$50,000 in RSUs, vesting in full on the first anniversary of grant	$50,000 in RSUs, vesting in equal annual installments over three years following grant

Other than these adjustments, the Board did not make any other changes to the director compensation program.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of shares of Class A Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of shares of Class A Common Stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)
Equity compensation plans approved by security holders	1,955,241	(1)	$—	(2)	31,962,759
Equity compensation plans not approved by security holders	—		$—		—
Total	1,955,241		$—		31,962,759

(1)	Represents shares issuable with respect to awards of restricted stock units granted under the EVgo Inc. 2021 Long Term Incentive Plan which reserved 33,918,000 shares of Class A Common Stock for issuance.
(2)	All outstanding awards represent restricted stock units, which do not have an exercise price.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Pursuant to the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2021. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Audit Committee of EVgo’s Board of Directors:

Rodney Slater
Elizabeth Comstock

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CRIS’ Related Party Transactions

Promissory Notes

On March 31, 2021, CRIS issued an unsecured promissory note to Holdings (the “Holdings Promissory Note”), pursuant to which CRIS borrowed $280,000 from Holdings in order to pay certain transaction expenses associated with the Business Combination. The Holdings Promissory Note bears interest at a rate of 0.12% compounded annually and is payable on the consummation of the Business Combination. The Holdings Promissory Note was repaid in full in connection with the Business Combination.

Investment in the PIPE

In connection with the execution of the Business Combination Agreement, CRIS entered into separate subscription agreements with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and CRIS agreed to sell to the PIPE Investors, an aggregate of 40,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, in a private placement (the “PIPE”). CRIS PIPE ONE, LLC purchased 500,000 shares of Class A Common Stock in the PIPE for a total purchase price of $5,000,000. Ms. Comstock, a member of the Board, is an investor in CRIS PIPE ONE, LLC. In addition, the PIMCO private funds or their affiliates purchased 5,000,000 shares of Class A Common Stock in the PIPE for a total purchase price of $50,000,000.

Payments to an Affiliate

Commencing as of March 2021, CRIS made payments of approximately $45,000 per month on an annualized basis to Climate Real Impact Solutions Services LLC, an entity owned by Messrs. Cavalier and Crane and managed by Ms. Frank-Shapiro, for consulting services rendered to CRIS. Messrs. Cavalier and Crane also receive health insurance benefits from Climate Real Impact Solutions Services LLC. Upon completion of the Business Combination, CRIS ceased to make any further payments.

EVgo’s Related Party Transactions

Transactions with LS Power

The Company recorded $1.4 million for consulting and corporate development services rendered by LS Power Equity Advisors, LLC for the year ended December 31, 2021.

The Company entered into various agreements to facilitate the purchase and sale of California’s low carbon fuel standard credits (“LCFS Credits”) with a subsidiary of LS Power. For the year ended December 31, 2021, approximately $0.6 million  in LCFS Credits were sold to third parties under this arrangement and amounts paid to LS Power’s subsidiary for these services totaled $3,570 and were exclusively for the reimbursement of fees paid by LS Power in performance of the services.

On January 16, 2020, EVgo entered into a Secured Grid Demand Promissory Note with Holdings (the “the LS Power Note”) whereby Holdings funded the Company’s operations with loans upon request at an interest rate of the Federal Reserve discount rate plus 7.0% (compounded annually) with a maturity date of January 16, 2027. The LS Power Note did not have a stated credit limit. The LS Power Note was redeemable by Holdings, and EVgo had the ability to prepay its obligations under the LS Power Note at any time without prepayment penalties. The amount outstanding under the LS Power Note was $57.0 million and $39.2 million as of March 31, 2021, and December 31, 2020, respectively, which includes $0.9 million and $1.4 million of interest expense incurred during the three months ended March 31, 2021 and the period from January 16, 2020 through December 31, 2020, respectively. The average interest rate on the borrowings outstanding under the LS Power Note was 7.25% for the three months ended March 31, 2021. EVgo received such loans at multiple dates through the year ended December 31, 2020 and the three months ended March 31, 2021. Pursuant to the terms of the Business Combination Agreement, immediately prior to the Closing, the LS Power Note was cancelled immediately and deemed to be an equity contribution to the Company, and EVgo had no ongoing liability or obligations with respect to the LS Power Note after such time.

Indemnity Side Letter

In connection with the execution of the Business Combination Agreement, on January 21, 2021, CRIS entered into a letter agreement with the Company and Holdings, pursuant to which, among other things, Holdings agreed to indemnify and hold harmless the Company from and against any and all losses incurred or arising out of litigation related to contingent consideration related to LS Power’s acquisition of EVgo, up to an aggregate amount of $7,000,000. On January 14, 2022, Holdings settled the underlying litigation.

Agreements Related to the Business Combination

Amended and Restated Limited Liability Company Agreement of OpCo

Following the Closing, EVgo operates its business through Thunder Sub and its subsidiaries, including OpCo. At the Closing, Thunder Sub and Holdings entered into the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”). The operations of OpCo, and the rights and obligations of the holders of equity interests of OpCo (“OpCo Units”), are set forth in the OpCo A&R LLC Agreement.

OpCo Unit Redemption Rights

Subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, pursuant to the OpCo A&R LLC Agreement, each holder of OpCo Units (other than the Company Group (defined below)) has, subject to certain limitations, the right to cause OpCo to acquire all or a portion of its OpCo Units together with a corresponding number of shares of Class B Common Stock for, at OpCo’s election, (i) a corresponding number of shares of Class A Common Stock or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement (the “OpCo Unit Redemption Right”). As used in this Proxy Statement, “Company Group” means EVgo Inc., Thunder Sub or any of their subsidiaries (other than OpCo and its subsidiaries). Alternatively, upon the request for a redemption by a holder of OpCo Units, the Company Group (instead of OpCo) has the right to acquire each tendered OpCo Unit and corresponding share of Class B Common Stock directly from the redeeming holder of OpCo Units for, at its election, (i) one share of Class A Common Stock, subject to such conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. In addition, subject to certain exceptions, the Company Group has the right to effect the redemption of all of the OpCo Units held by (i) upon the acquisition by the Company Group of more than 90% of the OpCo Units, all other members of OpCo holding less than five percent of the then outstanding OpCo Units or (ii) upon a change of control of CRIS, each member of OpCo (other than the Company Group). In connection with any redemption of OpCo Units, the corresponding number of shares of Class B Common Stock will be cancelled.

Distributions and Allocations

Under the OpCo A&R LLC Agreement, Thunder Sub has the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions, except OpCo will be required to make certain tax-related distributions and to make distributions in the event of dissolution. If Thunder Sub authorizes a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The holders of OpCo Units, including Thunder Sub, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash and subject to the terms of any current or future debt instruments, the OpCo A&R LLC Agreement will require OpCo to make pro rata cash distributions to holders of OpCo Units, including Thunder Sub, in an amount sufficient to allow the Company Group to pay its taxes and to make payments under that certain tax receivable agreement, entered into at Closing, by and among CRIS, Thunder Sub, Holdings and LS Power Equity Advisors, LLC, as agent (the “Tax Receivable Agreement”). In addition, the OpCo A&R LLC Agreement will require OpCo to make non-pro rata payments to Thunder Sub to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OpCo A&R LLC Agreement.

Registration Rights Agreement

In connection with the Closing, the Company, the Sponsor and the other initial stockholders terminated the existing registration rights agreement and entered into a new registration rights agreement (the “Registration Rights Agreement”) with Holdings (together with the Sponsor, the other initial stockholders and any person or entity who becomes a party to the Registration Rights Agreement, the “Holders”) that grant certain resale registration rights with respect to (a)  the private placement warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any private placement warrants), (b) shares of Common Stock issued or issuable upon conversion of any of the 5,750,000 shares of Class B Common Stock issued in connection with the Business Combination, (c) any outstanding shares of Class A Common Stock held by a Holder as of the date of the Registration Rights Agreement, (d) any shares of Class A Common Stock issued or issuable upon exchange of OpCo Units and shares of Class B Common Stock held by a Holder as of the date of the Registration Rights Agreement, and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”), subject to the terms and conditions set forth in the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-1, originally filed with the SEC on July 20, 2021 (File Number 333-258052) (the “Registration Statement”), registering the resale of the Registrable Securities permitted to be registered for resale from time to time pursuant to the applicable rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective on July 30, 2021. The Company will use its reasonable best efforts to cause the Registration Statement to remain effective, in accordance with the Registration Rights Agreement. The Registration Rights Agreement also provides holders with certain customary demand and piggyback registration rights. The Company has filed the Registration Statement to satisfy such obligations. Additionally, the Company agreed that, as soon as reasonably practicable after it is eligible to register holders’ securities on a registration statement on Form S-3, the Company will file a new registration statement with the SEC (at its sole cost and expense), and the Company will use its reasonable best efforts to cause such new registration statement to become effective and remain effective, in accordance with the Registration Rights Agreement.

Nomination Agreement

On the Closing Date, EVgo, Holdings and each other principal stockholder named therein (collectively, the “Principal Stockholders”) entered into a nomination agreement, which was amended and restated on March 24, 2022 (the “A&R Nomination Agreement”). The A&R Nomination Agreement provides that the Board will consist of nine directors, divided into three classes serving staggered three-year terms.

The A&R Nomination Agreement provides that: (i) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing at least 50% of the number of shares of Common Stock outstanding at any, the Principal Stockholders will have the right to nominate five (5) directors to the Board; (ii) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 50% of the number of shares of Common Stock outstanding at any time, but at least 40% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate four (4) directors to the Board; (iii) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 40% of the number of shares of Common Stock outstanding at any time, but at least 30% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate three (3) directors to the Board; for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 30% of the number of shares of Common Stock outstanding at any time, but at least 15% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate two (2) directors to the Board; and (iv) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 15% of the number of shares of Common Stock outstanding at any time, but at least 2.5% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate one (1) director to the Board. At any time any of the foregoing provisions described in this paragraph are in effect, the Principal Stockholders may require that the Chair be one of the Principal Stockholders’ nominees.

Tax Receivable Agreement

Holders of OpCo Units (other than Thunder Sub) may cause each OpCo Unit together with a corresponding share of Class B Common Stock to be redeemed for, at OpCo’s election, one share of Class A Common Stock or an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of U.S. Internal Revenue Code of 1986, as amended (the “Code”) that will be effective for the taxable year of the Business Combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Unit Redemption Right or the Call Right (defined below) occurs. As used in this Proxy Statement, “Call Right” means, with respect to an exercise of the OpCo Unit Redemption Right, the right of the Company Group pursuant to the OpCo A&R LLC Agreement to elect, for administrative convenience, to acquire each tendered OpCo Unit (together with a corresponding share of Class B Common Stock) directly from such redeeming holder of OpCo Units for, at the election of the Company Group, (a) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (b) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. Pursuant to the Section 754 election, the acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units by the Company Group pursuant to the OpCo Unit Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo. These adjustments will be allocated to the Company Group. Further, certain transactions in connection with the Business Combination may result in adjustments to the tax basis of the tangible and intangible assets of OpCo that may be allocated, in part, to the Company Group. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to the Company Group absent its acquisition or deemed acquisition of OpCo Units pursuant to the Business Combination or the exercise of the OpCo Unit Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for U.S. federal income tax purposes) the Company Group’s depreciation and amortization deductions and may also decrease the Company Group’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that the Company Group would otherwise be required to pay in the future.

The Company Group entered into the Tax Receivable Agreement with Holdings and LS Power Equity Advisors, LLC, as agent, at the Closing of the Business Combination. The Tax Receivable Agreement generally provides for the payment by the Company Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that the Company Group actually realizes (or is deemed to realize in certain circumstances) in periods after the Business Combination as a result of (i) increases in tax basis that occur as a result of (A) the Business Combination and (B) the Company Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s OpCo Units pursuant to an exercise of the OpCo Unit Redemption Right or the Call Right (including any increases in tax basis relating to prior transfers of OpCo Units that will be available to the Company Group as a result of a subsequent acquisition of OpCo Units), and (ii) imputed interest deemed to be paid by the Company Group as a result of, and additional tax basis arising from, any payments the Company Group makes under the Tax Receivable Agreement. Under the Tax Receivable Agreement, the Company Group retains the benefit of the remaining 15% of these net cash savings. In addition, certain of the rights of the holders of OpCo Units (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to transactions undertaken in connection with the Business Combination, the OpCo Unit Redemption Right or Call Right.

The payment obligations under the Tax Receivable Agreement are the Company Group’s obligations and not obligations of OpCo, and EVgo expects that the payments the Company Group will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the Company Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the Company Group’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis in the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income the Company Group generates in the future, the timing and amount of any earlier payments that the Company Group may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of the Company Group’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing the Company Group’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of the Company Group’s realization of tax benefits.

EVgo expects that if there were a redemption of all of the outstanding OpCo Units (other than those held by Thunder Sub) immediately after this Proxy Statement, the estimated tax benefits to the Company Group subject to the Tax Receivable Agreement would be approximately $657 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the Company Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the Business Combination and based on the same assumptions used to estimate the tax benefit, the estimated early termination payment would be approximately $490 million (calculated using a discount rate equal to one year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points, applied against an undiscounted liability of approximately $558 million, representing an amount equal to 85% of the approximately $657 million of estimated tax benefits to the Company Group that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates, and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of redemptions of OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo’s taxable income to the redeeming holder of OpCo Units prior to the redemption. Stock price increases or decreases at the time of each redemption of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. The amounts payable under the Tax Receivable Agreement are dependent upon the Company Group having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If the Company Group’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of the Company Group’s future income tax liabilities.

It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on EVgo’s liquidity if, as a result of timing discrepancies, acceleration upon a change of control or early termination, or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits the Company Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to Thunder Sub by OpCo are not sufficient to permit the Company Group to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having an ownership interest in either OpCo or the Company Group.

In addition, although the Company Group is not aware of any issue that would cause the Internal Revenue Service or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax

Receivable Agreement, the applicable holders of OpCo Units will not reimburse the Company Group for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after the Company Group’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the Company Group could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect the Company Group’s liquidity.

The term of the Tax Receivable Agreement commenced upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless the Tax Receivable Agreement is terminated early (including upon a change of control). Payments will generally be made under the Tax Receivable Agreement as the Company Group realizes actual cash tax savings in periods after consummation of the Business Combination from the tax benefits covered by the Tax Receivable Agreement. However, if the Company Group experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at the Company Group’s election or as a result of the Company Group’s breach), the Company Group would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that the Company Group has sufficient taxable income on a current basis to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by Thunder Sub) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

The Tax Receivable Agreement provides that in the event that the Company Group breaches any of its material obligations thereunder, whether (i) as a result of its failure to make any payment when due (including in cases where the Company Group elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or the Company Group has available cash but fails to make payments when due under circumstances where Company Group does not have the right to elect to defer the payment, as described below), (ii) as a result of the Company Group’s failure to honor any other material obligation thereunder, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then the applicable holders of OpCo Units may elect to treat such breach as an early termination, which would cause all of the Company Group’s payment and other obligations under the Tax Receivable Agreement to accelerate and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control, the Company Group could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, the Company Group’s obligations under the Tax Receivable Agreement could have a substantial negative impact on the liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of the Class A Common Stock or reducing the consideration paid in any such transaction to holders of the Class A Common Stock. There can be no assurance that the Company Group will be able to meet its obligations under the Tax Receivable Agreement.

Decisions EVgo makes in the course of running the business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the applicable holders of OpCo Units under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OpCo Units may increase the tax liability of applicable holders of OpCo Units without giving rise to any rights to receive payments under the Tax Receivable

Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable holders of OpCo Units and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of the Company Group’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points. Except in cases where the Company Group elects to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally the Company Group may elect to defer payments due under the Tax Receivable Agreement if the Company Group does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if the Company Group’s contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR (or an agreed successor rate, if applicable) plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points if the Company Group is unable to make such payment as a result of limitations imposed by existing credit agreements. The Company Group has no present intention to defer payments under the Tax Receivable Agreement.

The Tax Receivable Agreement generally may be amended if approved in writing by the Company Group, the majority of holders of rights under the Tax Receivable Agreement and, for so long as LS Power holds an interest in the Tax Receivable Agreement, LS Power. To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent of such holders. Because each of Company and Thunder Sub is a holding company with no operations of its own, the Company Group’s ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Thunder Sub in an amount sufficient to cover the Company Group’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that the Company Group is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Policies and Procedures for Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of EVgo’s executive officers or one of its directors;
●	any person who is known by EVgo to be the beneficial owner of more than 5% of Class A Common Stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Class A Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Class A Common Stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Board adopted a written related party transactions policy upon the consummation of the Business Combination. Pursuant to this policy, the Audit Committee reviewed all material facts of all Related Party Transactions and either approved or disapproved entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in EVgo’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of Common Stock as of the Record Date by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;
●	each named executive officer and director of the Company; and
●	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. The beneficial ownership percentages set forth in the table below are based on 68,739,538 shares of Class A Common Stock and 195,800,000 shares of Class B Common Stock issued and outstanding as of the Record Date.

	Shares of Common Stock Beneficially Owned
	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)
	Number	%	Number	%	Number	%
5% Stockholders:
EVgo Holdings, LLC(2)	—	—	195,800,000	100.0%	195,800,000	74.0%
Directors, Director Nominees and Named Executive Officers:
Cathy Zoi(3)	99,681	*	—	—	—	—
Ivo Steklac(4)	46,518	*	—	—	—	—
Olga Shevorenkova(5)	53,163	*	—	—	—	—
David Nanus(2)	—	—	195,800,000	100.0%		74.0%
Elizabeth Comstock(6)	1,089,962	1.6%	—	—	—	—
Joseph Esteves(2)	—	—	195,800,000	100.0%		74.0%
Darpan Kapadia	—	—	—	—	—	—
John King	—	—	—	—	—	—
Kate Brandt	—	—	—	—	—	—
Rodney Slater	—	—	—	—	—	—
Katherine Motlagh	—	—	—	—	—	—
Badar Khan	—	—	—	—	—	—
Directors, Director Nominees and Executive Officers as a Group (15 persons)	1,335,842	1.9%	195,800,000	100.0%	195,800,000	74.0%

*	Less than one percent.
(1)	Represents percentage of voting power of Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, the holders of Class B Common Stock collectively have a number of votes in EVgo equal to the number of OpCo Units that they hold.
(2)	Holdings is controlled by Member Holdings. The sole member of EVgo Member is LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”), which is managed by LS Power Equity Advisors, LLC, a Delaware limited liability company (together with EVgo Member and LSPEP IV, the “LS Power Entities”). Joseph Esteves and David Nanus, through their positions, relationship and/or affiliations with LS Power Entities, may have shared voting and investment power with respect to the shares beneficially owned by the LS Power Entities. As such, Messrs. Esteves and Nanus may be deemed to have or share beneficial ownership of the shares beneficially owned by the LS Power Entities. Messrs. Esteves and Nanus disclaim beneficial ownership of such shares. The business address of this stockholder is 1700 Broadway, 35th Floor, New York, NY 10019.
(3)	Ms. Zoi also retains the right to acquire beneficial ownership of an additional 199,362 shares pursuant to those certain Restricted Stock Unit Agreements entered into on July 26, 2021 with a vesting commencement date of January 31, 2021 which provides for vesting of the award ratably on each of the first three anniversaries of the vesting commencement date.
(4)	Mr. Steklac also retains the right to acquire beneficial ownership of an additional 93,036 shares pursuant to those certain Restricted Stock Unit Agreements entered into on July 26, 2021 with a vesting commencement date of January 31, 2021 which provides for vesting of the award ratably on each of the first three anniversaries of the vesting commencement date.

(5)	Ms. Shevorenkova also retains the right to acquire beneficial ownership of an additional 106,327 shares pursuant to those certain Restricted Stock Unit Agreements entered into on July 26, 2021 with a vesting commencement date of January 31, 2021 which provides for vesting of the award ratably on each of the first three anniversaries of the vesting commencement date.
(6)	Includes 524,761 warrants to purchase shares of Class A Common Stock that became exercisable 12 months after the closing of the IPO.

STOCKHOLDER PROPOSALS

Stockholder proposals, including nominations of persons for election to the Board, will be considered for inclusion in the proxy statement for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Corporate Secretary of the Company, on or before December 5, 2022. If the date of the Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before EVgo begins to print and send its proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and the Company’s bylaws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Stockholders who intend to present a proposal, including nominations of persons for election to the, at the 2023 Annual Meeting without inclusion of such proposal in the Company’s proxy materials for the 2023 Annual Meeting are required to provide notice of such proposal between January 18, 2023 and February 17, 2023, assuming that the 2023 Annual Meeting is held within 30 days from May 18, 2023. If the meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day after which public announcement of the meeting day is first made. The public announcement of an adjournment or postponement of the 2023 Annual Meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Proxy Statement. You are advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

Proposals and notices of intention to present proposals at the 2023 Annual Meeting should be addressed to the attention of the Corporate Secretary at EVgo’s offices at 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report on Form 10-K by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

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SCAN TO
VIEW MATERIALS & VOTE

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

Nominees

01) Badar Khan 02) Joseph Esteves 03) John King

The Board of Directors recommends you vote FOR the following proposal:

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000557111_1 R1.0.0.24

I II VIEW MATERIALS &VOTE VOTE BY INTERNET-www.proxyvote.com or scan the QR Barcode above information. Vote by 11:59 P.M. ET on 05/17/2022. Have your proxy card in hand when f-------------------------+-----, During The Meeting-Go to www yjrtya!sbarebo(derrnutjnq com/EVG02022 instructions. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2022. Have your proxy card in hand when you call and then follow the VOTE BY MAIL NY11717. 123,456,789,012.12345 D TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . For All Withhold All For All Except vote for any I I To withhold authority to I E,·_xcnedpivti"du-aanld nwormitin-ete,h(-esm) anrukmber ( s") F-orf Athlel nominee(s) on the line below . ggo ou vote FOR 0 0 0 0 0 0 0 0 Joseph Esteves 03) John King ou vote FOR the following proposal : For 0 Against 0 Abstain 0 ment of KPMG LLP as the Company's independent registered public accounting firm December 31 . 2022 . properly come before the meeting or any adjournment thereof . Investor Address Line 3 Please sign exactly as your name(s) appear(s) hereon . When signing as I attorney, executor, administrator, or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership, please sign in full corporate or partnership name. by authorized officer. "Lfl Lfl 0 0 0 0 SHARES CUSIP # SEQUENCE# JOB# Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) Investor Address Line 1 Investor Address Line 2 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 The Board of Directors reconmends y the following : 1 . Election of Directors Nominees 01) Badar Khan02) The Board of Directors reconmends y 2 . The ratification of the appoint for its fi seal year ending NOTE : Such other business as may D SCAN TO Use the Internet to transmit your voting instructions and for electronic delivery of you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the VOTE BY PHONE - 1-800-690-6903 instructions. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NAME THE COMPANY NAME INC.-COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. -CLASS B THE COMPANY NAME INC. -CLASS C THE COMPANY NAME INC. -CLASS D THE COMPANY NAME INC. -CLASS E THE COMPANY NAME INC. -CLASS F THE COMPANY NAME INC. - 401 K CONTROL # I 0000000000000000 I SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGEOF 2 EVGO INC. 11835 WEST OLYNPIC BLVD. STE 900E LOS ANGELES, CA 90064 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 11111111 II II I II II1111 II Ill Ill II II II II Ill II II IIIII I Ill 111111 0.., I

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxvvote.com <:!" N 0 0 EVGO INC. Annual Meeting of Stockholders May 18,2022 9:00AM PDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Cathy Zoi, Olga Shevorenkova and Francine Sullivan, and each of them, as proxies of the undersigned, each with full power to appoint her substitute, and authorizes each of them to represent and to vote all of the shares of Common Stock of EVgo Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on May 18, 2022, virtually at www.virtualshareholdermeeting.com/EVG02022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side